UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

4401 GREAT AMERICA PARKWAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 11, 2015

Dear Stockholders of Palo Alto Networks, Inc.:

The 2015 annual meeting of stockholders (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held on Friday, December 11, 2015 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016;

3.	To vote, on an advisory basis, the compensation of our named executive officers for our fiscal year ended July 31, 2015, as more fully described in the accompanying proxy statement; and
4.	To transact any and all such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on October 15, 2015 as the record date for the Annual Meeting. Only stockholders of record on October 15, 2015 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 27, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Mark McLaughlin

Chairman, Chief Executive Officer and President

Santa Clara, California

October 27, 2015

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Friday, December 11, 2015

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our board of directors for use at the 2015 annual meeting of stockholders of Palo Alto Networks, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, December 11, 2015 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about October 27, 2015 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class I directors to serve until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016;

•	an advisory vote on the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the Board’s nominees for election as Class I directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2016; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 15, 2015, the record date, may vote at the Annual Meeting. As of the record date, we had 85,730,721 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to vote your shares, grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also permitted to attend the Annual Meeting and must follow the procedures set forth below. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Can I attend the Annual Meeting?

•

You may attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of October 15, 2015. All stockholders must bring proof of identification, such as a driver’s license or passport, for admission to the Annual Meeting.

•	If you are a stockholder of record, your name will also be verified against the list of stockholders of record prior to admittance to the Annual Meeting.

•

If your shares are registered in a stock brokerage account or by a bank or other nominee (your record holder), you may be asked to provide proof of beneficial ownership as of the record date, such as a brokerage account statement, a copy of the Notice of Internet Availability or voting instruction form provided by your record holder, or other similar evidence of ownership, as well as proof of identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the Annual Meeting.

•

Registration will begin at 9:30 a.m. Pacific Standard Time on the date of the Annual Meeting. If you do not provide proof of identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting.

•	Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

•	You may contact us at (408) 753-4000 for directions to the Annual Meeting.

How do I vote?

There are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Standard Time, on December 10, 2015 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Palo Alto Networks, Inc., in writing, at the address listed on the front page of this proxy statement; or

•	completing a written ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 27, 2015 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions are considered votes cast, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for” or “against,” or abstain from voting on Proposal 3. Abstentions are considered votes cast and, thus, will have the same effect as votes “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. Because this vote is advisory only, it will not be binding on us or on our board of directors.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mailings, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Morrow & Co., LLC to assist us in soliciting proxies for a fee of $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP (Proposal No. 2). Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors (Proposal No. 1) and the advisory vote on our executive compensation (Proposal No. 3).

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following:

Palo Alto Networks, Inc., Attention: Investor Relations, 4401 Great America Parkway, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 29, 2016. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 4401 Great America Parkway, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2016 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business August 13, 2016; and

•	not later than the close of business on September 12, 2016.

In the event that we hold our 2016 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The names and certain other information for each of the nominees for election as a director, for each of the continuing members of the board of directors are set forth below. All information is as of October 15, 2015.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
John M. Donovan (1)	I	55	Director	2012	2015	2018
Stanley J. Meresman (1)	I	68	Director	2014	2015	2018
Nir Zuk	I	44	Director and Chief Technology Officer	2005	2015	2018

Continuing Directors
Asheem Chandna (2) (3)	II	51	Director	2005	2016	—
James J. Goetz (2) (3)	II	49	Director	2005	2016	—
Mark D. McLaughlin	II	49	Chairman, Chief Executive Officer and President	2011	2016	—
Carl Eschenbach (1)	III	48	Director	2013	2017	—
Daniel J. Warmenhoven (2) (3) (4)	III	64	Director	2012	2017	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead Independent Director

Nominees for Director

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Senior Executive Vice President—AT&T Technology and Operations. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

Stanley J. Meresman has served as a member of our board of directors since September 2014. Mr. Meresman currently serves on the boards of directors of a number of public and private companies. Prior to that, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004, and served as General Partner and Chief Operating Officer from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman currently serves on the board of directors, and audit chair of LinkedIn Corporation, as well as a number of private companies. He previously served on the board of directors of Zynga Inc., Meru Networks, Riverbed Technology, Inc. and Polycom, Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve on our board of directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two public companies.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Messrs. Donovan, Meresman, and Zuk. We expect that Messrs. Donovan, Meresman and Zuk will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares of our common stock in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of OPower, Inc., a provider of cloud-based software to the utility industry and Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 2003 to October 2009, Mr. Chandna was a director of Sourcefire, Inc., a developer of network security hardware and software. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2005, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Jive Software, Inc., a provider of social business software, Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment, Nimble Storage, Inc., a data storage company, Barracuda Networks, Inc., a data security and storage company, and of a number of privately held companies. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach was appointed Chief Operating Officer and Co-President of VMware, Inc., a provider of cloud and virtualization software and services, in April 2012 and became President and Chief Operating Officer in December 2012. Mr. Eschenbach had previously served as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management experience.

Daniel J. Warmenhoven has served as the Lead Independent Director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and on their board of directors as Executive Chairman from August 2009 through September 2014. Mr. Warmenhoven previously served on the board of directors of Aruba Networks. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the independence criteria set forth under the listing standards of the NYSE. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the NYSE, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his background, employment, and affiliations, our board of directors has determined that Messrs. Chandna, Donovan, Eschenbach, Goetz, Meresman and Warmenhoven do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year, both directly and through our channel partners, we have sold an aggregate of approximately $29.6 million and $0.4 million of products and services to AT&T Inc. (“AT&T”) and VMware, Inc. (“VMware”), respectively, in arm’s length transactions. In addition, since the beginning of our last fiscal year, we have purchased an aggregate of approximately $99,786 and $721,068 of AT&T and VMware products and services, respectively, in arm’s length transactions. We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T, and that Mr. Eschenbach, one of our directors, is an executive officer of VMware. In reviewing this relationship, our board of directors determined these relationships do not impede the ability of Mr. Donovan or Mr.  Eschenbach to act independently on our behalf and on behalf of our stockholders.

Leadership Structure

Mr. McLaughlin currently serves as both Chairman of our board of directors and as our Chief Executive Officer and President. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. McLaughlin’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since August 2011, Mr. McLaughlin is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. McLaughlin possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company specific experience and expertise. Our board of directors believes that Mr. McLaughlin’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chairman of our board of directors or if our Chairman is not otherwise independent. Because our Chief Executive Officer, Mr. McLaughlin, is our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Warmenhoven presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Meetings and Committees

During our fiscal year ended July 31, 2015, the board of directors held six meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Six of our eight directors at the time attended our 2014 Annual Meeting of Stockholders.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Messrs. Donovan, Eschenbach, and Meresman, with Mr. Meresman serving as Chairman.

The composition of our audit committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the NYSE. In addition, our board of directors has determined that Mr. Meresman is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. During our fiscal year ended July 31, 2015, our audit committee held seven meetings. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com/.

Compensation Committee

Our compensation committee consists of Messrs. Chandna, Goetz, and Warmenhoven, with Mr. Chandna serving as Chairman. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code. During our fiscal year ended July 31, 2015, our compensation committee held five meetings. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy and compensation plans; and

•	preparing the compensation committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chandna, Goetz, and Warmenhoven, with Mr. Warmenhoven serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. During our fiscal year ended July 31, 2015, our nominating and corporate governance committee held five meetings. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com/.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of directors candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including gender and race), experience of particular relevance to us and the board of directors, independence, age, area of expertise, length of service, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the board of directors at the time.

Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Our board of directors should be a diverse body, with varying perspectives and experiences. Our nominating and corporate governance committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. The nominating and corporate governance committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee including diversity. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of the company continuously for at least twelve (12) months prior to the date of the submission of the recommendation. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Any recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054. Our General Counsel or our Legal Department will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs and policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Director Compensation

In fiscal 2013, our nominating and corporate governance committee approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. The Director Compensation Policy was amended in September 2014, effective for fiscal 2015. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy and prior to its recent amendment, when an eligible director initially joined our board of directors, the eligible director received an initial award of restricted stock units having a value between $750,000 to $1 million (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of this initial award has been subsequently increased to $1 million effective the beginning of fiscal 2015. This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy and prior to its recent amendment, at each annual meeting of stockholders, each eligible director received an annual restricted stock unit award having a value equal to $200,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of the annual award has been subsequently increased to $300,000 effective the beginning of fiscal 2015. In addition, at each annual meeting of stockholders, our Lead Independent Director will receive an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). All annual awards, including the annual awards to the lead independent director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the three standing committees of our board of directors will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer	Member Retainer
Audit Committee	$35,000	$20,000
Compensation Committee	$25,000	$15,000
Nominating and Corporate Governance Committee	$15,000	$10,000

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Fiscal 2015 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2015.

Director	Stock Awards($)(1)	Total($)
Asheem Chandna (2)	—	—
John M. Donovan (3)	327,171	327,171
Carl Eschenbach (4)	327,171	327,171
James J. Goetz (5)	—	—
Stanley J. Meresman (6)	1,123,055	1,123,055
Daniel J. Warmenhoven (7)	388,332	388,332
Charles J. Robel (8)	—	—

(1)	The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended July 31, 2015, filed with the SEC on September 17, 2015. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.

(2)	Mr. Chandna receives no compensation under the Director Compensation Policy.
(3)	As of July 31, 2015, Mr. Donovan held 2,635 RSUs.
(4)	As of July 31, 2015, Mr. Eschenbach held 6,718 RSUs.
(5)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(6)	As of July 31, 2015, Mr. Meresman held 11,312 RSUs.
(7)	As of July 31, 2015, Mr. Warmenhoven held an outstanding option to purchase a total of 39,500 shares of our common stock and 1,644 RSUs.
(8)	Mr. Robel served as a director during our fiscal year ended July 31, 2015, but did not stand for re-election at the 2014 annual meeting of stockholders. The dates of his service in the fiscal year ended July 31, 2015 were August 1, 2014 through December 12, 2014.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2016. During our fiscal year ended July 31, 2015, EY served as our independent registered public accounting firm.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks, Inc. and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2016. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended July 31, 2014 and 2015.

	2014	2015
Audit Fees (1)	$1,927,889	$2,446,450
Audit-Related Fees (2)	1,180,407	578,275
Tax Fees (3)	167,934	654,168

	$3,276,230	$3,678,893

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, and review of our quarterly consolidated financial statements presented in our Quarterly Report on Form 10-Q. These fees also include professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.
(3)	Tax Fees consist of fees for professional services for tax compliance and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In our fiscal year ended July 31, 2015, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by our audit committee before our independent registered public accounting firm is engaged. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended July 31, 2015, were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2015, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Stanley J. Meresman (Chair)

John M. Donovan

Carl Eschenbach

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, policies and practices as described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Over 68% of the votes cast on the say-on-pay proposal in fiscal 2014 were voted in favor of the proposal. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will communicate directly with our stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE ADVISORY RESOLUTION ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 27, 2015. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Mark D. McLaughlin	49	Chief Executive Officer, President, and Chairman
Steffan C. Tomlinson	43	Chief Financial Officer
Nir Zuk	44	Chief Technology Officer and Director
René Bonvanie	54	Chief Marketing Officer
Mark F. Anderson	53	Senior Vice President, Worldwide Field Operations

Mark D. McLaughlin has served as our President and Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of OPower, Inc., a provider of cloud-based software to the utility industry and Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

Steffan C. Tomlinson has served as our Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009, Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March

2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Mark F. Anderson has served as our Senior Vice President, Worldwide Field Operations since June 2012. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation provided to those individuals who are our named executive officers for our fiscal year ended July 31, 2015 (our “Named Executive Officers”) is set forth in detail in the Fiscal 2015 Summary Compensation Table and the other tables that follow this Compensation Discussion and Analysis. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provide. In addition, we explain how and why the compensation committee of our board of directors arrived at the specific compensation policies and decisions for the following executive officers who served as our Named Executive Officers for our fiscal year ended July 31, 2015:

•	Mark D. McLaughlin, our President and Chief Executive Officer;

•	Steffan C. Tomlinson, our Senior Vice President, Chief Financial Officer;

•	Nir Zuk, our Senior Vice President, Chief Technology Officer;

•	René Bonvanie, our Senior Vice President, Chief Marketing Officer; and

•	Mark F. Anderson, our Senior Vice President, Worldwide Field Operations.

Overview

Fiscal 2015 Business Highlights

Our executive compensation program is designed to align the compensation of our executives with our operating and financial performance and create value for our stockholders. Accordingly, you should consider our executive compensation decisions in the context of our financial and operational performance during fiscal 2015, including:

•	130% increase in our stock price from the last day of fiscal 2014 to the last day of fiscal 2015;

•	Total revenue increased 55% in fiscal 2015, compared to a 51% year-over-year increase in fiscal 2014;

•	Net cash provided by operating activities was $350.3 million, which represented an increase of 296.2% compared to fiscal 2014;

•	Deferred revenue increased 69% compared to fiscal 2014 and 186% compared to fiscal 2013; and

•	Billings increased 58%, compared to a 51% year-over-year increase in fiscal 2014.

Although net cash provided by operating activities, deferred revenue and billings are not measures that were used to determine awards under our incentive compensation plan, we believe that these results are important because our financial and operating performance are useful indicators for our compensation committee as it considers pay matters. Billings is a non-GAAP financial measure and the reconciliation between billings and revenue is set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on pages 40 and 41 of our Annual Report on Form 10-K filed with the SEC on September 17, 2015.

Fiscal 2015 Executive Compensation Highlights

As reflected in our general compensation philosophy and objectives, our executive compensation program is intended to align the compensation of our executives with our operating and financial performance and create value for our stockholders. In light of our strong performance as described in the “Fiscal 2015 Business Highlights” section above, our fiscal 2015 executive compensation program was intended to reward exceptional performance and incentivize continued successful performance. Accordingly, our key executive compensation actions in our fiscal year ended July 31, 2015, advanced these objectives:

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In light of our growth in fiscal 2014, in early fiscal 2015 we adopted a revised compensation peer group of comparable companies for fiscal 2015 to ensure that our executive compensation decisions for fiscal 2015 were positioned to be competitive with comparable peers in the market.

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With our executive team performing at a high level, we revised our base salary and incentive compensation targets to be at or around the 60th percentile of our compensation peer group, although our compensation committee was not strictly bound by this target. Our compensation committee believed that targeting this level allowed us to stay competitive with our rivals in attracting and retaining executive talent.

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We selected revenue as the corporate financial measure for our Fiscal 2015 Incentive Compensation Plan because this financial metric enabled us to evaluate the effectiveness of our sales and marketing efforts, and revenue is a key element of our annual operating plan in which successful achievement results in value creation for our stockholders.

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In light of our strong revenue performance in fiscal 2015, we achieved and exceeded our revenue targets and paid out (i) each semi-annual performance period at 100% of target, and (ii) our annual revenue overperformance incentive, or the accelerator, at approximately 7% of each Named Executive Officer’s annual target. In addition, as a result of achievement in other non-revenue financial measures, we paid out a discretionary overpeformance incentive at approximately 25% of each Named Executive Officer’s annual target.

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Given our historic stock price performance and revenue growth in fiscal 2014 and a need to retain our high-performing executives, we granted merit equity awards in November 2014 to our Named Executive Officers to reward performance and provide sufficient unvested retention value going forward.

Effect of Most Recent Stockholder Advisory Vote on Executive Compensation

Each year, our compensation committee considers the results of the annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program as part of its annual executive compensation review. At our 2014 Annual Meeting of Stockholders, over 68% of the votes cast approved the compensation of our Named Executive Officers as described in our 2014 proxy statement. Despite our stock price performance in fiscal 2014 (a 65% year-over-year increase), this was a decrease in support from fiscal 2013 to fiscal 2014. We reached out, before our 2014 Annual Meeting of Stockholders, to our largest institutional stockholders. This outreach included discussions about our executive compensation program so that we could better understand their views about our executive compensation policies and practices.

Given our continued strong performance both in terms of stock price performance and meeting the financial targets in our annual operating plan, our compensation committee determined not to make any significant changes to our existing executive compensation program and policies. Our compensation committee generally considers the results of the annual advisory vote on executive compensation as a data point when it considers executive compensation decisions.

Chief Executive Officer Equity Award

Given our revenue growth, stock price performance and achievement of other corporate goals in our operating plan and beyond in fiscal 2014, in November 2014, our compensation committee approved a restricted stock unit award to our Chief Executive Officer covering 600,000 shares. Our compensation committee considered our Chief Executive Officer’s leadership role in the achievement of our goals and his expected future contributions in developing and executing strategies to create sustainable long-term value. Further, our compensation committee was cognizant that our Chief Executive Officer’s unvested equity holdings would substantially decline by the end of calendar year 2016 and, thus, wanted to provide him with additional equity incentives that vest during 2016 and beyond to continue retaining him.

Good Governance Practices

In addition, we maintain good corporate governance standards in our executive compensation policies and practices. The following policies and practices were either adopted or in effect during our fiscal year ended July 31, 2015:

•	Our compensation committee is made up solely of independent directors and makes all executive compensation decisions.

•	Our compensation committee reviews our compensation strategy annually. Our general compensation philosophy is designed to promote stockholder value creation.

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Our potential change in control payments and benefits are reasonable in amount and are received only in connection with the termination of employment of a Named Executive Officer without cause or for good reason in connection with or following a change in control (thus, there are no “single-trigger” benefits (i.e., no benefits payable solely as a result of a change in control)).

•	We do not offer golden parachute tax gross-ups to any of our Named Executive Officers or other executive officers.

•	Our insider trading policy prohibits, among other things, pledging, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packagesTo meet this challenge, we have embraced a compensation philosophy of offering our Named Executive Officers a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executives with the skills and abilities needed to drive our desired business results. The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executives who are important to our success;

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recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders.

Compensation Program Design

Our executive compensation program for the fiscal year ended July 31, 2015, reflected our stage of development as a growing publicly-traded company. Accordingly, the compensation of our Named Executive Officers consisted of base salary, a cash incentive compensation opportunity, equity compensation in the form of restricted stock unit awards, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and annual cash incentive compensation opportunities (with semi-annual and annual payment components). Typically, we have structured our annual cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant full value awards, or awards without a purchase price including restricted stock unit awards, to provide appropriate levels of compensation without excessive dilution, to ensure that the recipient receives value for the shares regardless of fluctuations in the market price of our common stock, and to promote stockholder value creation (the value of a recipient’s shares increases only as stockholder value increases). In the future, we may introduce other forms of equity awards, as we deem appropriate, into our executive compensation program to offer our Named Executive Officers additional types of long-term incentive compensation that further the objective of promoting stockholder value creation.

Finally, we offer executives with standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life insurance and 401(k) plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s compensation package as a whole and its relative value in comparison to our other Named Executive Officers.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our executives are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our Named Executive Officers and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, makes decisions with respect to any base salary adjustment, and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our Named Executive Officers, for the upcoming fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable quarterly goals for each corporate performance objective used for the applicable year.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our Chief Executive Officer and our Senior Vice President of Human Resources. Typically, our management team (together with our compensation committee’s compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, except with respect to his own compensation, our Chief Executive Officer will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our Chief Executive Officer also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation in which case he leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our Chief Executive Officer with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

In our fiscal year ended July 31, 2015, our compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing current executive total compensation levels against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for our fiscal year ended July 31, 2015.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition, during our fiscal year ended July 31, 2015, Compensia provided market data for the compensation peer group approved by our compensation committee.

Competitive Positioning

In our fiscal year ended July 31, 2015, our compensation committee continued to compare and analyze our executive compensation with that of a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies, which met some or all of the following criteria: (i) operated in the software, hardware and/or networking industries (focused on software security, to the extent available); (ii) annual revenues approximately between $400 million and $1 billion; (iii) revenue growth greater than 20%; (iv) a market capitalization between approximately $3 billion to $8 billion, and (v) a market capitalization as a multiple of annual revenue that was greater than eight. The following publicly-traded companies made up our compensation peer group for our fiscal year ended July 31, 2015:

Aruba Networks, Inc.	Fortinet, Inc.	ServiceNow, Inc.
Aspen Technology, Inc.	Informatica Corporation	SolarWinds, Inc.
Concur Technologies, Inc.	Netsuite Inc.	Splunk Inc.
F5 Networks, Inc.	Qlik Technologies Inc.	Ubiquiti Networks, Inc.
FireEye, Inc.	Riverbed Technology, Inc.	Workday, Inc.

Compensia provided data for executives holding positions comparable to the positions of our executives from the companies in our compensation peer group at the 75th, 60th, 50th and 25th percentiles. Our overall objective was for total cash compensation (i.e., base salary and incentive compensation) for our executives, including our Named Executive Officers, to be at or around the 60th percentile for comparable executives at our compensation peer group companies. Our compensation committee was not strictly bound by this target and had discretion to vary from the 60th percentile where our compensation committee deemed it appropriate for business reasons.

Based on Compensia’s review, in most cases, our Named Executive Officers were at or below the 50th percentile of our compensation peer group with respect to total cash compensation during fiscal 2014. The cash compensation adjustments for fiscal 2015, as described in more detail below, were generally intended so that each Named Executive Officer would be at or around the 60th percentile in terms of cash compensation.

While our cash compensation has historically been low compared to the market where we recruit and compete for executive talent, we generally emphasize equity compensation so that the interests of our Named Executive Officers are aligned with those of our stockholders. Our compensation committee did not formally set a target for equity compensation within our compensation peer group, as our compensation committee’s philosophy with respect to equity compensation was to ensure that our executives had sufficient unvested long-term equity incentives to incentivize them to continue to remain employed with us and create value for our stockholders. Our compensation committee believes that targeting our overall executive compensation in this manner allows us to stay competitive with our rivals in attracting and retaining executive talent.

Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for our fiscal year ended July 31, 2015.

Base Salary. Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our Named Executive Officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Historically, to obtain the skills and experience that we believe are necessary to lead our growth, some of our Named Executive Officers have been hired from larger organizations. The initial base salaries of these lateral hires were generally established through arm’s-length negotiations at the time each Named Executive Officer was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other Named Executive Officers.

Our compensation committee reviews the base salaries of each Named Executive Officer annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive

Officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion), and market conditions.

In November 2014, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salary of our Named Executive Officers to be effective November 1, 2014, as set forth in the table below. Based on Compensia’s review, the then-current base salary level for each Named Executive Officer (other than Mr. Anderson) was generally at or below the 50th percentile for the comparable executive in our compensation peer group. In order to move target total cash compensation towards the 60th percentile for target total cash compensation opportunity within our compensation group, our compensation committee approved base salary increases for each Named Executive Officer as described in the table below.

Named Executive Officer	Base Salary at End of Fiscal 2014	Base Salary Effective November 1, 2014	Percentage Increase
Mr. McLaughlin	$450,000	$500,000	11.1%
Mr. Tomlinson	$315,000	$375,000	19.0%
Mr. Zuk	$300,000	$350,000	16.6%
Mr. Bonvanie	$275,000	$300,000	9.1%
Mr. Anderson	$650,000	$675,000	3.8%

Mr. McLaughlin’s base salary for fiscal 2014 was below the 50th percentile. Accordingly, our compensation committee increased this amount for fiscal 2015 to the 60th percentile consistent with our compensation approach for our other Named Executive Officers, with the exception of Mr. Anderson as described below.

Mr. Tomlinson received the most significant increase because his base salary prior to adjustment was significantly below the 50th percentile.

Unlike our other Named Executive Officers, Mr. Anderson’s base salary compensation is at the upper end of our peer group as a result of the initial arm’s length negotiation to hire him. We offered this level of salary to attract a sales executive of Mr. Anderson’s caliber. Our compensation committee provided Mr. Anderson with a modest raise in base salary consistent with raises provided as a result of the compensation review to executives generally.

The total base salaries of our Named Executive Officers paid for our fiscal year ended July 31, 2015, are set forth in the “Fiscal 2015 Summary Compensation Table” below.

Annual Cash Incentive Compensation. We use cash incentive compensation to motivate our executive officers, including our Named Executive Officers, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts for the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.

Fiscal 2015 Incentive Compensation Plan. In November 2014, our compensation committee adopted and approved a sub-plan under our omnibus Employee Incentive Compensation Plan for our fiscal year ended July 31, 2015 (the “Fiscal 2015 Incentive Compensation Plan”). The Fiscal 2015 Incentive Compensation Plan provides for potential performance-based incentive payouts to all employees not paid commissions, including our

Named Executive Officers. The Fiscal 2015 Incentive Compensation Plan provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives as set forth in our annual operating plan. The target levels for the financial objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. The Fiscal 2015 Incentive Compensation Plan included quarterly performance periods with semi-annual payouts, including a potential accelerator paid at the end of the year.

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Target Annual Incentive Compensation Opportunities. In November 2014, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the target annual incentive compensation opportunities of our Named Executive Officers to be effective November 1, 2014, as set forth in the table below. Prior to the adjustment, the total cash compensation opportunity (i.e., base salary plus target annual incentive compensation opportunity) for each Named Executive Officer were generally at or below the 50th percentile for our compensation peer group with respect to total cash compensation. The cash compensation adjustments were generally intended so that each Named Executive Officer would be at or around the 60th percentile of our compensation peer group in terms of his target total cash compensation opportunity. Mr. Tomlinson’s target annual incentive compensation opportunity reflected a significant increase because his previous target opportunity was on the low end of the compensation peer group. For clarity, the adjustments approved in November 2014 were effective as of the second quarter of fiscal 2015 and the target annual incentive compensation opportunities for the first quarter of fiscal 2015 were the same as those at the end of fiscal 2014. The target annual cash incentive compensation opportunities established under the Fiscal 2015 Incentive Compensation Plan for our Named Executive Officers were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2014	Target Annual Incentive Compensation Opportunity (as a % of base salary) (effective as of 2nd quarter Fiscal 2015)	Fiscal 2015 Target Annual Incentive Compensation Opportunity*
Mr. McLaughlin	100%	110%	$525,000
Mr. Tomlinson	50%	60%	$208,125
Mr. Zuk	50%	50%	$168,750
Mr. Bonvanie	50%	50%	$146,875
Mr. Anderson**	61%	59%	$400,000

*	The aggregate target annual incentive compensation opportunity for our fiscal year ended July 31, 2015, was determined with the first quarter target calculated based on the incentive target prior to the November 2014 adjustment, and the remaining three quarters calculated based on the incentive target adjustments approved in November 2014.
**	Mr. Anderson’s target annual incentive compensation opportunity remained at $400,000 from fiscal 2014 to fiscal 2015, but decreased as a percentage of base salary because his base salary increased for fiscal 2015.

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Corporate Performance Measure. For purposes of funding the Fiscal 2015 Incentive Compensation Plan, our compensation committee selected revenue as the corporate performance measure that best supported our annual operating plan and enhanced long-term value creation. For purposes of the Fiscal 2015 Incentive Compensation Plan, “revenue” was defined as GAAP revenue as reflected in our quarterly and annual financial statements, consistent with our annual operating plan. For our fiscal year ended July 31, 2015, we achieved $928.1 million in revenue, which was approximately 108% of our annual revenue target for the Fiscal 2015 Incentive Compensation Plan. Our quarterly targets under the Fiscal 2015 Incentive Compensation Plan scaled from the annual target in a non-linear manner with the revenue target for each quarter increasing as the fiscal year progressed.

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Pay for Performance. Our Named Executive Officers were eligible for semi-annual incentive compensation payouts only to the extent, and in the amount, that we met or exceeded 85% of the applicable quarter’s revenue target for our fiscal year ended July 31, 2015, as set forth in the Fiscal 2015 Incentive Compensation Plan. If 85% achievement occurred, then each Named Executive Officer would receive 60% of his quarterly target annual incentive compensation opportunity, paid at the next semi-annual date. Achievement scales were established in a non-linear manner as follows: 90% achievement paid out at 75%; 95% achievement paid out at 90%; and 100% achievement or more paid out at 100%. With respect to achievement in excess of 100%, such performance may be rewarded at the end of the fiscal year using the “accelerator” described below. Even if we met or exceeded the applicable performance target level, our compensation committee reserved the right to decrease the calculated payout in its discretion.

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Accelerator. In addition to the semi-annual payouts under the Fiscal 2015 Incentive Compensation Plan, to the extent that we exceeded our quarterly and annual performance targets for our fiscal year ended July 31, 2015, our Named Executive Officers were eligible to receive additional annual incentive payouts, at the discretion of our compensation committee and based on each Named Executive Officer’s individual performance during the fiscal year. This plan feature enabled our compensation committee to consider overachievement of quarterly performance targets in the context of the full fiscal year. Any aggregate accelerator payout to a Named Executive Officer was capped at 200% of the applicable annual target incentive compensation opportunity. The cap on total payouts was set to manage potential incentive compensation costs and maintain appropriate incentives for our Named Executive Officers.

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Discretionary Overperformance Incentive Pool. In addition to our baseline revenue-related incentive arrangement under the Fiscal 2015 Incentive Compensation Plan, our compensation committee reserved the discretion to pay additional payments under the Fiscal 2015 Incentive Compensation Plan. To inform its decision whether to exercise discretion under the Fiscal 2015 Incentive Compensation Plan, our compensation committee considered metrics in our annual operating plan other than revenue to balance the focus of our short-term compensation program. Discretionary payments under the 2015 Incentive Compensation Plan were informed by the Company’s quarterly performance. However, any discretionary payment would be made after the end of the fiscal year so that our compensation committee could consider our annual performance when exercising its discretion with respect to whether it would make any payments. Given our strong performance for the full year, our compensation committee approved annual discretionary payouts under our Fiscal 2015 Incentive Compensation Plan as shown in the Summary Compensation Table.

During our fiscal year ended July 31, 2015, on an aggregate basis, we achieved approximately 108% of our annual revenue performance target and based on our quarterly results, made semi-annual payouts at approximately 100% of each Named Executive Officer’s target annual incentive compensation opportunity as set forth in the table below. As a result of exceeding our revenue target, we paid an accelerator at approximately 7% of each Named Executive Officer’s target annual incentive compensation opportunity for our fiscal year ended July 31, 2015. Also, given our consistent strong performance in excess of our operating plan, our compensation committee approved annual discretionary pool payouts under our Fiscal 2015 Incentive Compensation Plan equal to approximately 25% of each Named Executive Officer’s annual incentive compensation target. The total payouts to our Named Executive Officers under the Fiscal 2015 Incentive Compensation Plan were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity	Actual Incentive Compensation	Percentage of Actual Payment vs. Target Opportunity
Mr. McLaughlin	$525,000	$692,750	132%
Mr. Tomlinson	$208,125	$276,750	133%
Mr. Zuk	$168,750	$222,125	132%
Mr. Bonvanie	$146,875	$192,625	131%
Mr. Anderson	$400,000	$530,000	133%

The annual cash incentive awards earned by our Named Executive Officers during our fiscal year ended July 31, 2015, are set forth in the “Fiscal 2015 Summary Compensation Table” below.

Equity Compensation. We use equity awards to incent and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders.

Currently, we grant full value awards for shares of our common stock, or awards without a purchase price, such as restricted stock unit awards. We believe full value awards ensure that the recipient receives value for the shares regardless of fluctuations in our stock price and is incentivized to create value for both the recipient and our stockholders.

New hire, or initial, equity awards for our Named Executive Officers are established through arm’s-length negotiations at the time the individual executive is hired. In making these awards, we consider, among other things, the prospective role and responsibility of the individual executive, competitive factors, the amount of equity-based compensation held by the Named Executive Officer at his former employer, the cash compensation received by the Named Executive Officer, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, we grant equity awards to our Named Executive Officers when our compensation committee determines that such awards are necessary or appropriate to recognize corporate and individual performance, in recognition of a promotion, or to achieve our retention objectives. To date, we have not applied a rigid formula in determining the size of these equity awards. Instead, our compensation committee has determined the size of such equity awards for an individual Named Executive Officer after taking into consideration market data compiled from our compensation peer group, a compensation analysis performed by our human resources department in coordination with Compensia, the equity award recommendations of our Chief Executive Officer, the scope of an Named Executive Officer’s performance, contributions, responsibilities, and experience, and the amount of equity compensation held by the Named Executive Officer, including the current economic value of his outstanding unvested equity awards and the ability of this equity to satisfy our retention objectives, market conditions, and internal equity considerations. In making its award decisions, our compensation committee has exercised its judgment and discretion to set the size of each award at a level it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In connection with its annual review of executive compensation, in November 2014 our compensation committee reviewed the unvested equity positions of our Named Executive Officers, and the value of all outstanding and unvested equity awards assuming they were exercised. Our compensation committee determined that each of the Named Executive Officers to varying degrees had strong equity positions as of the end of calendar 2014, even though the unvested equity positions of our Named Executive Officers were due to sharply decline in 2016 as a result of the three year vesting schedule in our recent equity grants.

Our compensation committee gave additional weight to the projected decline in the outstanding and unvested equity holdings at the end of 2016 when determining the size of the equity awards for our Named Executive Officers for fiscal 2015. Our compensation committee also considered equity award grant data provided by Compensia for comparable executives at the companies in our compensation peer group, with an emphasis on the data at the 50th percentile.

For our fiscal year ended July 31, 2015, our compensation committee determined to grant merit equity awards to our Named Executive Officers solely in the form of restricted stock unit awards for shares of our common stock. Our compensation committee made this decision in part based on the fact that restricted stock unit awards would provide value even if the market price of our common stock fluctuated in the future. In addition, our compensation committee took into consideration the potential dilutive effect of these awards, noting that restricted stock unit awards require delivering less shares to provide equivalent value as a stock option.

Our compensation committee determined that these merit equity awards, except for Mr. McLaughlin’s award, should have a time-based vesting schedule of three years, as opposed to our standard four-year vesting for new-hire awards. Our compensation committee determined that, for purposes of these awards, a three-year vesting schedule appropriately reflected the economic value that it sought to deliver to each Named Executive Officer over that time period and achieved our retention objectives for each Named Executive Officer. With respect to Mr. McLaughlin’s award, our compensation committee determined that the vesting “cliff” should be approximately 15 months instead of 12 months from the date of grant based on the timing of the vesting of prior equity award grants. For Mr. Anderson’s award, our compensation committee determined that the vesting schedule would be relatively back loaded to promote greater retention in the latter two years, as such his vesting is as set forth in the table under the heading “Fiscal 2015 Outstanding Equity Awards at Fiscal Year End.”

With respect to Mr. McLaughlin, market data reviewed by our compensation committee indicated that his equity award for fiscal 2014 approximated the 50th percentile of the size of the equity awards granted to the comparable executives at the companies in our compensation peer group. Our compensation committee also noted that, pending his fiscal 2015 equity award, Mr. McLaughlin’s outstanding and unvested equity holdings were scheduled to fully vest by December 2016. Our compensation committee compared Mr. McLaughlin’s unvested equity holdings to the outstanding and unvested equity holdings of the chief executive officers of certain companies in our compensation peer group that had relatively recent initial public offerings and concluded that Mr. McLaughlin’s outstanding and unvested equity holdings were significantly lower than those of these chief executive officers. In determining the size of Mr. McLaughlin’s fiscal 2015 equity award grant, our compensation committee considered the following factors:

(1)	that our revenue growth was in the 70th percentile of our compensation peer group;

(2)	that our one year total stockholder return was in the 97th percentile of our compensation group; and

(3)	his performance as our Chief Executive Officer during the period when we achieved these results.

Based on the above considerations, in November 2014, our compensation committee approved grants of restricted stock unit awards to our Named Executive Officers, as follows:

Named Executive Officer	RSUs Granted in November 2014
Mr. McLaughlin	600,000
Mr. Tomlinson	56,920
Mr. Zuk	75,894
Mr. Bonvanie	56,920
Mr. Anderson	75,894

The equity awards granted to our Named Executive Officers during the fiscal year ended July 31, 2015, are set forth in the “Fiscal 2015 Summary Compensation Table” and the “Fiscal 2015 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including our Named Executive Officers. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our Named Executive Officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In our fiscal year ended July 31, 2015, we provided limited perquisites to Mr. Anderson and Mr. McLaughlin. We provided each with spousal travel and expenses to an annual vacation award for top sales performers, which we grossed-up for taxes. In addition, in connection with Mr. Anderson’s relocation from the Washington area to the San Francisco Bay Area we provided Mr. Anderson with a $30,000 automobile allowance.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual Named Executive Officer in the performance of his or her duties, to make our Named Executive Officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Employment Agreements

While we have not historically entered into employment agreements with our Named Executive Officers, the initial terms and conditions of employment of each of the Named Executive Officers (other than Mr. Zuk) were set forth in a written employment offer letter. Each of these arrangements was approved by our board of directors or, in certain instances, our compensation committee. Each of these employment offer letters provided for “at will” employment and set forth the initial compensation arrangements for the Named Executive Officer, including an initial base salary, an annual incentive compensation opportunity, and an equity award in the form of an option to purchase shares of our common stock. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In December 2011, we entered into new confirmatory employment agreements and/or amendments with Messrs. McLaughlin, Zuk and Bonvanie to achieve consistency in the employment terms among our Named Executive Officers. For a summary of the material terms and conditions of these employment arrangements, see “—Executive Employment Agreements” below.

Post-Employment Compensation

The new confirmatory employment agreements with our Named Executive Officers provide each of them with protections in the event of their involuntary termination of employment following a change in control of us, and, in the case of Messrs. McLaughlin, Tomlinson and Anderson, their involuntary termination of employment not involving a change in control transaction. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of us. The terms of these agreements were determined after our board of directors and compensation committee reviewed our retention goals for each Named Executive Officer and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership and Compensation Recovery Policies

Currently, we have not implemented policies regarding minimum stock ownership requirements or compensation recovery for our Named Executive Officers.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Our compensation committee may consider the deductibility of compensation when making decisions, but may authorize the payment of compensation that is not deductible when it believes it appropriate.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our Named Executive Officers with a “gross-up” or other reimbursement payment for any tax liability that the Named Executive Officer might owe as a result of the application of Sections 280G or 4999 during our fiscal year ended July 31, 2015, and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our Named Executive Officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Asheem Chandna (Chair)

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2015 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2015.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark D. McLaughlin	2015	487,500	65,424,000	—	692,750	2,466	(2)	66,606,716
President and Chief	2014	420,000	5,646,000	—	420,000	—		6,486,000
Executive Officer	2013	343,124	—	—	185,829	—		528,953
Nir Zuk	2015	337,500	8,275,481	—	222,125	—		8,835,106
Chief Technology Officer	2014	287,500	5,646,000	—	137,500	—		6,071,000
	2013	264,134	276,800	391,416	61,448	—		993,798
Mark Anderson	2015	668,749	8,275,481	—	530,000	32,088	(3)	9,506,318
Senior Vice President,						—
Worldwide Field Operations
René Bonvanie	2015	353,749	6,206,556	—	192,625	—		6,752,930
Chief Marketing Officer	2014	270,000	5,646,000	—	125,188	—		6,041,188
	2013	270,816	276,800	391,416	63,097	—		1,002,129
Steffan C. Tomlinson	2015	360,000	6,206,556	—	276,750	—		6,843,306
Chief Financial Officer	2014	305,000	2,823,000	—	145,625	—		3,273,625
	2013	281,442	276,800	391,416	68,193	—		1,017,851

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock unit awards and stock options to purchase shares of our common stock granted to our Named Executive Officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards and stock options reported in these columns are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 17, 2015. Note that the amounts reported in these columns do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards or stock options.
(2)	Represents travel expenses, including a gross-up for taxes.
(3)	Represents (x) $30,000 car allowance and (y) travel expenses, including a gross-up for taxes.

Fiscal 2015 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2015.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Mr. McLaughlin	—	315,000	525,000	1,575,000	—	—
	11/20/2014	—	—	—	600,000	65,424,000
Mr. Zuk	—	101,250	168,750	506,250	—	—
	11/20/2014	—	—	—	75,894	8,275,481
Mr. Anderson	—	240,000	400,018	1,200,000	—	—
	11/20/2014	—	—	—	75,894	8,275,481
Mr. Bonvanie	—	88,125	146,875	440,625	—	—
	11/20/2014	—	—	—	56,920	6,206,556
Mr. Tomlinson	—	124,875	208,125	624,375	—	—
	11/20/2014	—	—	—	56,920	6,206,556

(1)	Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to target incentive compensation opportunities under the Fiscal 2015 Incentive Compensation Plan and assumes achievement at target levels for our corporate performance measures. Threshold amounts assumes achievement at 85% of target, the minimum level to achieve any payment under the Fiscal 2015 Incentive Compensation Plan. Total payments under the Fiscal 2015 Incentive Compensation Plan were capped for each quarter at three times the applicable quarterly target cash incentive opportunity. Notwithstanding performance, our compensation committee reserves the right to reduce or eliminate any incentive compensation in its discretion. In addition, there was a potential accelerator up to two times the annual target. The actual amounts paid to our Named Executive Officers are set forth in the Summary Compensation Table above and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation—Executive Compensation Program Components” above.
(2)	The restricted stock unit awards were made under the Palo Alto Networks, Inc. 2012 Equity Incentive Plan, or the 2012 Plan.
(3)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock unit awards granted in fiscal 2015, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 17, 2015. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards.

Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2015.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. McLaughlin	11/20/2014	(2)	—	—	—	—	600,000	111,498,000
	12/20/2013	(5)	—	—	—	—	50,000	9,291,500
	9/30/2011	(6)	1,184,303	44,917	10.77	9/30/2021	—	—
Mr. Zuk	11/20/2014	(3)			—	—	75,894	14,103,382
	12/20/2013	(5)			—	—	50,000	9,291,500
	1/20/2013	(7)			—	—	833	154,796
	1/21/2013	(8)	12,500	2,500	55.36	1/21/2023
	1/10/2012	(9)	—	—	—	—	9,375	1,742,156
Mr. Anderson	11/20/2014	(4)	—	—	—	—	75,894	14,103,382
	12/20/2013	(5)	—	—	—	—	24,999	4,645,564
	06/05/2012	(10)	11,979	131,771	20.19	6/4/2022
Mr. Bonvanie	11/20/2014	(3)	—	—	—	—	56,920	10,577,443
	12/20/2013	(5)	—	—	—	—	50,000	9,291,500
	1/20/2013	(7)			—	—	833	154,796
	1/21/2013	(8)	3,750	2,500	55.36	1/21/2023	—	—
	1/10/2012	(9)	—	—	—	—	1,250	232,287
	9/30/2011	(11)	1,333	334	10.77	9/30/2021	—	—
Mr. Tomlinson	11/20/2014	(3)	—	—	—	—	56,920	10,577,443
	12/20/2013	(5)	—	—	—	—	24,999	4,645,564
	1/20/2013	(7)	—	—	—	—	833	154,796
	1/21/2013	(8)	12,500	2,500	55.36	1/21/2023	—	—
	3/6/2012	(12)	44,520	72,480	15.50	3/6/2022	—	—

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NYSE on July 31, 2015, which was $185.83 per share.
(2)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on March 1, 2016, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on March 1, 2018.
(3)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on November 20, 2015, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2017.
(4)	This restricted stock unit award vests as to 1/4 of the shares of common stock covered by the award on November 20, 2015, with an additional 1/8 of the remaining shares of common stock subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2017.
(5)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on December 20, 2014, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on December 20, 2016.
(6)	This stock option vests monthly over the four years with full vesting occurring on August 26, 2015.
(7)	This restricted stock unit award vested as to 1/3 of the shares covered by the award on January 20, 2014, with an additional 1/8 of the of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on January 20, 2016.

(8)	This stock option vested as to 1/3 of the shares of common stock subject to the option on January 21, 2014, with an additional 1/8 of the remaining shares subject to the option vesting quarterly thereafter with full vesting occurring on January 21, 2016.
(9)	This restricted stock award vested as to 1/4 of the shares of common stock covered by the award on January 10, 2013, with an additional 1/12 of the remaining shares of common stock subject to the award vesting quarterly thereafter with full vesting occurring on January 10, 2016.
(10)	This stock option vested as to 1/4 of the shares of common stock subject to the option on June 4, 2013, with an additional 1/36 of the remaining shares subject to the option vesting monthly thereafter with full vesting occurring on June 4, 2017.
(11)	This stock option vested as to 1/4 of the shares of common stock subject to the option on September 30, 2012, with an additional 1/36 of the remaining shares of common stock subject to the option vesting monthly thereafter with full vesting occurring on September 30, 2015.
(12)	This stock option vested as to 1/4 of the shares of common stock subject to the option March 6, 2013, with an additional 1/36 of the remaining shares of the common stock subject to the option vesting monthly thereafter with full vesting occurring on March 6, 2016.

Fiscal 2015 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2015.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($) (1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($) (2)
Mr. McLaughlin	485,300	62,295,869	50,000	6,879,973
Mr. Zuk	—	—	70,417	9,687,366
Mr. Anderson	211,250	21,584,419	25,001	3,440,131
Mr. Bonvanie	15,083	1,650,419	54,167	7,457,224
Mr. Tomlinson	180,000	22,661,800	26,668	3,674,289

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2015.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his commencement of employment with us.

Additionally, in December 2011, we entered into confirmatory new employment agreements with our then-serving executive officers and amended the employment offer letter of Mr. McLaughlin to achieve consistency in the employment terms and conditions of our executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to our Named Executive Officers under these arrangements, see the description below and “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2015, pursuant to the arrangements under the confirmatory employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2015, see “—Fiscal 2015 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months (or for Mr. McLaughlin, for a period of 12 months);

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months (or for Mr. McLaughlin, for a period of 12 months); and

•

for Mr. McLaughlin only, accelerated vesting of the number of shares of our common stock underlying the stock option granted to him on September 30, 2011 that are then unvested equal to the number of shares that would have vested if he had remained employed for six months after the date of termination.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Messrs. Zuk and Bonvanie. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Zuk and Bonvanie would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would each be eligible to receive:

•	a lump sum payment of his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of the company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•

there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Zuk, Bonvanie and Anderson, following a “change in control,” a change in title alone will not constitute a material reduction;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended July 31, 2015, in the events described below, assuming that the termination of employment and change in control was effective on July 31, 2015, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($) (1)
Named Executive Officer	Salary Continuation ($)	Restricted Stock and Restricted Stock Units	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	500,000	—	8,346,926	21,630	8,868,556
Mr. Tomlinson	187,500	—	—	10,815	198,315
Mr. Anderson	337,500	—	—	10,989	348,,489

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards, and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2015, that would become vested by (ii) the difference between $185.83 (the closing market price of our common stock on the NYSE on July 31, 2015) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2015, that would become vested by (ii) $185.83 (the closing market price of our common stock on the NYSE on July 31, 2015).

Termination of Employment in Connection with a Change in Control

			Value of Accelerated Equity Awards ($) (1)
Named Executive Officer	Salary Continuation ($)	Target Annual Cash Bonus ($)	Restricted Stock and Restricted Stock Units	Options	Value of Continued Health Care Coverage Premiums ($)	Total ($)
Mr. McLaughlin	500,000	525,000	92,915,000	8,346,926	21,630	102,308,556
Mr. Zuk	350,000	168,750	13,400,945	2,206,731	21,978	16,148,404
Mr. Bonvanie	300,000	146,875	11,637,790	758,930	21,630	12,865,224
Mr. Tomlinson	375,000	208,125	13,614,835	13,933,533	21,630	28,153,123
Mr. Anderson	675,000	400,019	18,748,946	24,487,005	21,978	44,332,948

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2015, that would become vested by (ii) the difference between $185.83 (the closing market price of our common stock on the NYSE on July 31, 2015) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or restricted stock unit awards at July 31, 2015, that would become vested by (ii) $185.83 (the closing market price of our common stock on the NYSE on July 31, 2015).

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•

our incentive compensation plan reflects a pay for performance philosophy that rewards Named Executive Officers and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;

•	we regularly monitor short- and long-term compensation practices to determine whether management’s objectives are satisfied; and

•

for our fiscal 2015 incentive compensation plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Equity Compensation Plan Information

The following table provides information as of July 31, 2015, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	10,454,063	$13.74	9,829,561
Equity compensation plans not approved by stockholders

Total	10,454,063		9,829,561

(1)	Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year commencing in fiscal year 2014, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on the first day of each fiscal year commencing in fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2015 for:

•	each of our directors;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 85,618,478 shares of our common stock outstanding at September 30, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to shares held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units) within 60 days of September 30, 2015. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
Capital Research Global Investors (1)	5,658,478	6.6%
The Vanguard Group (2)	4,834,597	5.6%
Named Executive Officers and Directors:
Mark D. McLaughlin (3)	1,136,958	1.3%
Nir Zuk (4)	2,251,666	2.6%
Mark Anderson (5)	82,654	*
Steffan C. Tomlinson (6)	75,240	*
René Bonvanie (7)	28,521	*
Asheem Chandna (8)	118,392	*
John M. Donovan (9)	24,551	*
Carl Eschenbach (10)	4,520	*
James J. Goetz (11)	423,120	*
Stanley J. Meresman (12)	3,771	*
Daniel J. Warmenhoven (13)	27,594	*
All current directors and executive officers as a group (11 Persons) (14)	4,175,160	4.8%

*	Represents beneficial ownership of less than one percent (1%).
(1)

As of June 30, 2015, the reporting date of Capital Research Global Investors’ most recent filing with the SEC pursuant to Form F of the Exchange Act filed on August 14, 2015, Capital Research Global Investors, in its capacity as an investment advisor, has sole voting power with respect to 5,658,478 shares and sole dispositive power with respect to 5,658,478 shares. Edward C. Johnson 3rd, as chairman of FMR, has sole dispositive power with respect to all reported shares. The address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(2)	As of June 30, 2015, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Form F of the Exchange Act filed on August 13, 2015, The Vanguard Group has sole voting power with respect to 66,009 shares and sole dispositive power with respect to 4,766,788 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 37,709 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 36,200 shares as a result of its serving as investment manager of Australian investment offerings. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Consists of (i) 27,738 shares held of record by Mr. McLaughlin and (ii) 1,109,220 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015.
(4)	Consists of (i) 1,987,500 shares held of record by Mr. Zuk (ii) 13,750 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015, (iii) 416 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2015, and (iv) 250,000 shares held by the Zuk 2015 Grantor Retained Annuity Trust (GRAT) dated June 17, 2015, for which Mr. Zuk serves as a trustee.
(5)	Consists of (i) 3,785 shares held of record by Mr. Anderson; (ii) 59,895 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015; and (iii) 18,974 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2015.
(6)	Consists of (i) 16,163 shares held of record by Mr. Tomlinson; (ii) 39,687 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015; and (iii) 18,974 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2015.
(7)	Consists of (i) 28,521 shares held of record by Mr. Bonvanie; (ii) 3,167 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015; and (iii) 19,390 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2015.
(8)	Consists of 118,392 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(9)	Consists of (i) 22,724 shares held of record by Mr. Donovan and (ii) 1,827 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(10)	Consists of 4,520 shares held of record by Mr. Eschenbach.
(11)	Consists of (i) 410,886 shares held of record by Mr. Goetz; and (ii) 12,254 shares held of record by the Goetz Children’s Trust U/A 4/24/1998.
(12)	Consists of (i) 3,771 shares held of record by Mr. Meresman.
(13)	Consists of (i) 3,944 shares held of record by Mr. Warmenhoven; (ii) 13,359 shares held of record by Mr. Warmenhoven as Trustee of the Dan Warmenhoven Tr Ua 12/16/1987 The Warmenhoven 1987 Revocable Trust; and (iii) 10,291 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015.
(14)	Consists of (i) 4,175,160 shares beneficially owned by the current directors and executive officers; (ii) 1,236,010 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2015; and (iii) 58,170 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2015.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See “Executive Compensation—Executive Employment Agreements.”

We have also entered into indemnification agreements with certain directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with AT&T Inc. and VMware, Inc.

Mr. Donovan, one of our independent directors, is an executive officer at AT&T. Since the beginning of our last fiscal year, both directly and through our channel partners, we have sold an aggregate of approximately $29.6 million of products and services to AT&T and have purchased an aggregate of approximately $99,786 of AT&T products and services, all in arm’s length transactions. Mr. Eschenbach, one of our independent directors, is an executive officer at VMware. Since the beginning of our last fiscal year, both directly and through our channel partners, we have sold an aggregate of approximately $0.4 million of products and services to VMware and have purchased an aggregate of approximately $721,068 of VMware products and services, all in arm’s length transactions.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2015, all Section 16(a) filing requirements were satisfied on a timely basis with the exception of (i) a late Form 4 for Asheem Chandna filed on August 25, 2014, (ii) two late Forms 4 for Daniel Warmenhoven, one filed on August 25, 2014 and the other filed on July 14, 2015, and (iii) one late Form 4 for John Donovan filed on October 14, 2015.

Fiscal Year 2015 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2015, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

*         *         *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 27, 2015

PALO ALTO NETWORKS, INC.

4401 GREAT AMERICA PARKWAY

SANTA CLARA, CA 95054

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on December 10, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on December 10, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M78921-P56047                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PALO ALTO NETWORKS, INC.

The Board of Directors recommends you vote FOR the following proposals:

		For	Withhold
1.	Election of Class I Directors

Nominees:

	John M. Donovan	☐	☐

	Stanley J. Meresman	☐	☐

	Nir Zuk	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Palo Alto Networks, Inc.’s independent registered accounting firm for its fiscal year ending July 31, 2016.	☐	☐	☐

3.	Advisory resolution to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M78921-P56047

PROXY

PALO ALTO NETWORKS, INC.

Proxy For Annual Meeting of Stockholders

December 11, 2015 10:00 AM

The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Mark D. McLaughlin and Steffan C. Tomlinson, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Friday, December 11, 2015 at 10:00 AM Pacific Standard Time at Palo Alto Networks’ headquarters located at 4401 Great America Parkway, Santa Clara, CA 95054 and at any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 15, 2015 as hereinafter specified upon the proposals on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side